FOR IMMEDIATE RELEASE                                 Contact: Carrie O’Connor
November 4, 2015                                       317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis
Announces Results of 2015 Board of Directors Election

The Federal Home Loan Bank of Indianapolis (FHLBI) announces the certified results of the Michigan election of two member directors, and the district-wide election of two independent directors to its 16-person Board of Directors. FHLBI members elected the following individuals to the Board with terms beginning January 1, 2016 and ending December 31, 2019:

•	John L. Skibski, Executive Vice President, CFO, and Director at Monroe Bank & Trust, Monroe, Michigan was re-elected to the first open Michigan member director seat.

•	Michael J. Manica, President and CEO at United Bank of Michigan, Grand Rapids, Michigan was elected to the second open Michigan member director seat.

•	Robert D. Long, CPA/Retired Audit Partner at KPMG LLP, Indianapolis, Indiana was re-elected to the first open independent director seat.

•	Christine Coady Narayanan, CEO and President at Opportunity Resource Fund, Ann Arbor, Michigan was re-elected to the second open independent director seat with a public interest director designation.

FHLBI's Board of Directors is comprised of both member and independent directors. Member directors are required to constitute a majority of the FHLBI Board, while independent directors must comprise at least 40% of the Board. Independent directors are nominated by the Board of Directors after consultation with FHLBI’s Affordable Housing Advisory Council and the Federal Housing Finance Agency.

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Building Partnerships. Serving Communities.

The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 11 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about FHLBI, visit www.fhlbi.com.